Exhibit 99.1

Press Release

Idaho General Mines Reorganizes Executive Management Team To Keep Up With Growth

Tuesday, December 19, 2006

SPOKANE, Wash. — (BUSINESS WIRE) — Idaho General Mines, Inc. (AMEX:GMO) announces that the rapid growth the Company has experienced in the past year requires that it restructure and expand its executive management team. President and CEO Robert L. Russell stated “we have experienced phenomenal growth and success in meeting our strategic goals which includes working towards bringing our Mount Hope property into production as rapidly as possible and solidifying our 100% ownership of the Hall-Tonopah molybdenum-copper property in Nevada.” Mr. Russell continued “this growth and success is the result of hard work by our management team and the Board of Directors recognized more senior level management people are now needed for us to keep up with our growth.”

The Board at its annual meeting held on December 13, 2006 directed the restructuring of management duties and positions. Robert L. Russell will continue to serve as President and CEO.  The Company is actively considering CEO candidates to ease Mr. Russell’s workload.  Once a candidate is selected as CEO, Mr. Russell will then continue to serve as President and Chairman of the Board. The presently combined positions of CFO, Executive V.P. of Finance and Senior Counsel has been reorganized and Henry A. Miller will continue to serve as Senior Counsel.  The Company is searching for a person to fill the separate position of CFO. Robert L. Dumont, Executive Vice President of Business Development will continue in that position and become the V.P. of Finance and will serve as interim CFO until a permanent CFO is employed.

Mr. Russell stated “The Board recognized that the evolution of the Company requires that we expand our management team and better divide responsibilities in order to keep pace with our growth. We are working aggressively to find the key people to join our motivated management to help us develop our world class mining properties and enhance shareholder value.”

The Board also updated its committee assignments as follows:

Audit and Finance Committee:  Llee Chapman (Chair), John Benjamin, Ricardo Campoy and Norman Radford.

Compensation Committee:  Ricardo Campoy (Chair), Llee Chapman, Richard Nanna and Norman Radford.

Nominating Committee:  John Benjamin, Ricardo Campoy, Llee Chapman, Richard Nanna, Roy Pickren, Jr., Gene Pierson and Norman Radford.

Further information about Idaho General Mines, Inc. can be reviewed on the website for the Securities and Exchange Commission (the “SEC”) at www.sec.gov or on the company’s website at www.idahogeneralmines.com.

Statements herein which are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Risk Factors and other discussion contained in the Company’s Form 8-K, 10-QSB and 10-KSB reports on file with the SEC.  Readers are urged to review such materials for a more detailed discussion of factors that may impact these forward looking statements. The Company undertakes no obligation and has no intention of updating forward-looking statements.

Contact:

Idaho General Mines, Inc.

Robert L. Dumont, 509-227-6856